Exhibit 10.4

Definitive Healthcare Corp.

2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Definitive Healthcare Corp., a Delaware corporation (the “Company”), and                 (the “Participant”), effective as of                , 2021 (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of restricted stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.

Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant,                Restricted Stock Units, 75% of which are subject to service-based vesting (the “Time Awards”), and 25% of which are subject to performance-based vesting (the “Performance Awards”) on the terms and conditions set forth in the Plan and this Agreement.

2.	Vesting and Forfeiture. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)

Time Awards. 25% of the Time Awards shall vest on the first anniversary of the Date of Grant, and the remaining seventy-five percent (75%) of the Time Awards shall vest in substantially equal installments at the end of each three-month period measured from the first anniversary of the Date of Grant (each, a “Time-Vesting Date”) for a period of thirty-six (36) months, subject to the Participant’s continued Service through the applicable Time-Vesting Date.

(b)

Performance Awards. The Performance Awards shall vest based on both (x) achievement of the performance targets set forth on Schedule I to the Agreement (to the extent performance is achieved, the “Earned Awards”) and (y) the Participant’s continued Service as set forth below. One-third of the Earned Awards shall vest on each of _________, _________, and __________ (each, a “Performance-Vesting Date”), subject to the Participant’s continued service through the applicable Performance-Vesting Date.

(c)

Termination of Service; Breach. Except as set forth in Section 11.3 of the Plan which shall apply upon termination of the Participant’s service without Cause or for Good Reason (as defined in the Participant’s then-current employment agreement with the Company or its Affiliate, if any; if no such agreement or no such definition, Good Reason shall not apply), upon termination of the Participant’s Service for any other reason or no reason, any then unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration. If the Participant breaches Section 4, Section 5, or any other restrictive covenant with the Company or its Affiliate, any vested or unvested Restricted Stock Units will be forfeited immediately, automatically and without consideration.

3.	Payment

(a)

Settlement. The Company shall deliver to the Participant within thirty (30) days following each Time-Vesting Date, Performance-Vesting Date or vesting date under Section 11.3 of the Plan and 2(c) of the Agreement, as applicable, a number of shares of Common Stock equal to the number of Restricted Stock Units that vested pursuant to Section 2 on such date. No fractional shares of Common Stock shall be delivered, but shall be delayed until a full share has vested. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(b)

Withholding Requirements. The Company shall have the right to deduct or withhold from any shares of Common Stock deliverable under this Agreement, or in its discretion to require the Participant to remit to the Company, amounts necessary to satisfy all federal, state and local taxes required to be withheld in connection with the settlement of the Restricted Stock Units. In addition, to the extent permitted by the Committee in its sole discretion, subject to Section 16 of the Securities Act, withholding may be satisfied through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, which shall be subject to any terms and conditions imposed by the Committee.

4.	Non-Disclosure and Non-Use of the Company’s Trade Secrets or Confidential Information

(a)

At all times during and following Participant’s Service, Participant agrees that he or she will not, either directly or indirectly, and Participant will not permit any Covered Entity which is Controlled by Participant to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide the Company’s Trade Secrets or Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Trade Secrets or Confidential Information to the general public in any form; (iii) take any action that uses Trade Secrets or Confidential Information to solicit any client or prospective client of the Company; or (iv) take any action that uses Trade Secrets or Confidential Information for solicitation or marketing for any service or product or on Participant’s behalf or on behalf of any entity other than the Company with which Participant may become associated, except (i) as required in connection with the performance of such Participant’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Participant or any Covered Entity which is Controlled by Participant, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Participant or any Covered Entity which is Controlled by Participant, (v) as required in connection with an audit by any taxing authority, or (vi) as permitted by the express written consent of the Board. In the event that Participant or any such Covered Entity which is Controlled by Participant is required to disclose Trade Secrets or Confidential Information pursuant to the foregoing exceptions, Participant shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Trade Secrets or Confidential Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Participant (or such Covered Entity) may disclose that portion of the Trade Secrets or Confidential Information which counsel to such party advises such party that they are legally compelled to disclose. In such cases, Participant shall promptly provide the Company with a copy of the Trade Secrets or Confidential Information so disclosed. This provision applies without limitation to unauthorized use of Trade Secrets or Confidential Information in any medium, writings of any kind containing such information or materials, including books, and articles, blogs, websites, or writings of any other kind, or film, videotape, or audiotape. If, and only if, the controlling state law applicable to Participant requires a time limit to be placed on restrictions concerning the post-employment use of Confidential Information for the restriction to be enforceable, then this restriction on Participant’s use of Confidential Information that is not a Trade Secret will expire two (2) years after Participant’s employment or other association with the Company ends. This time limit will not apply to Confidential Information that qualifies as a Trade Secret. The Company’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law.

(b)

Notwithstanding Participant’s confidentiality obligations set forth in this Section 4, Participant understands that, pursuant to the Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Participant understands that in the event it is determined that disclosure of the Trade Secrets of the Company or any of its Subsidiaries or Affiliates was not done in good faith pursuant to the above, Participant shall be subject to substantial damages under federal criminal and civil law, including punitive damages and attorneys’ fees.

(c)

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or interfere with Participant’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

5.	Non-Competition and Non-Solicitation. During the term of Participant’s Service and for 12 months following the termination of Participant’s Service (the “Restricted Period”):

(a)

Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity (including, without limitation, any competitor of the Company), other than the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or the actual or demonstrably anticipated research or development of the Company (a “Competing Business”), during the Participant’s employment, anywhere in the United States or anywhere else in the world where the Company does business or plans to do business or is considering doing business Notwithstanding the foregoing, the Participant’s (x) discretionary ownership of less than three percent (3%) and (y) non-discretionary (for example through a mutual fund or other investment vehicle not controlled by Participant) ownership of the outstanding stock of any publicly-traded corporation shall not be deemed a violation of this Section 5(a);

(b)

the Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, endeavor to reduce the amount of business conducted with the Company by or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier, vendor or service provider to, or other party having business relations with the Company; and

(c)

the Participant will not, directly or indirectly, individually or as a consultant to, or an Participant, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of the Company with any person or entity who is, or was within the one-year period immediately prior thereto, employed by, associated with or a consultant to the Company.

6.

Enforcement; Remedies. Participant acknowledges that Participant’s expertise in the business of the Company is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 4 or 5 by Participant will cause serious and potentially irreparable harm to the Company. Participant therefore acknowledges that a breach of Sections 4 or 5 by Participant cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Participant acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement. Participant acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against the Company pursuing other legal or equitable remedies in the event of a breach of this Agreement by Participant. For purposes of Sections 4 and 5, “Company” shall specifically include the Company and its direct and indirect parent entities, subsidiaries, successors and assigns. If Participant fails to comply with a restriction in this Agreement that applies for a limited period of time after employment, the time period for that restriction will be extended by the greater of either: one day for each day Participant is found to have violated the restriction, or the length of the legal proceeding necessary to secure enforcement of the restriction; provided, however, that this extension of time shall be capped so that the extension of time does not exceed two years from the date their employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied (“Fairness Extension”). If Participant resides or works in Massachusetts, the Fairness Extension will only apply to the restrictions in Section 5(b) and (c) and will only apply to the non-competition restriction in Section 5(a) if Participant breaches their fiduciary duty and/or has unlawfully taken, physically or electronically, any Company records.

7.	Definitions.

(a)

“Confidential Information” means any data or information, without regard to form, other than Trade Secrets, that is valuable to the Company and is not generally known by the public. To the extent consistent with the foregoing, Trade Secrets or Confidential Information includes, but is not limited to: (i) the names, addresses, phone numbers, accounts, financial information, and other information concerning patients, referral sources, payors (employers, managed care organizations, workers compensation insurers, and other types of payors) and other clients of the Company;

(ii) non-public information and materials describing or relating to the Company’s business or financial affairs, including but not limited to financial and/or investment performance information, personnel matters, products, operating procedures, organizational responsibilities, marketing matters, or policies or procedures of the Company; or (iii) information and materials describing the Company’s existing or new products and services, including analytical data and techniques, and product, service or marketing concepts under development at or for the Company, and the status of such development. Trade Secrets or Confidential Information does not include information that, other than as a result of a breach by Participant of this Agreement, (x) is or becomes generally known within the relevant industry, or (y) is or becomes known to Participant other than through Participant’s work for the Company, or (z) is or becomes generally available to the public.

(b)

“Control” means (i) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or securities entitled to vote for the election of directors; and (ii) in the case of a non-corporate entity (such as a limited liability company, partnership or limited partnership), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interests in such entity, or (y) the power to direct the management and policies of such entity.

(c)

“Covered Entity” means every Affiliate of Participant, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Participant has an investment (whether through debt or equity securities), or maintains any capital contribution or made any outstanding advances to, or in which any Affiliate of Participant has an ownership interest or profit sharing percentage, or a firm from which Participant or any Affiliate of Participant receives or is entitled to receive income, compensation or consulting fees in which Participant or any Affiliate of Participant has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Participant contained herein specifically apply to each entity which is presently a Covered Entity (so long as it remains a Covered Entity) or which becomes a Covered Entity subsequent to the date of this Agreement.

(d)

“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, a prototype, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information or data described above that the Company obtains from another party and that the Company treats as proprietary or designates as a Trade Secrets, whether or not owned or developed by the Company.

8.	Miscellaneous Provisions

(a)

Rights of a Shareholder; Dividend Equivalents. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each unvested Restricted Stock Unit at the time of settlement of the Restricted Stock Units.

(b)

Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)

Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 12 (Forfeiture Events) and Section 14.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(d)

Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Restricted Stock Units may be adjusted in accordance with Section 4.5 of the Plan.

(e)

No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(f)

Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)

Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(h)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(i)

Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. This Section 8(i) shall not apply to employees residing in Massachusetts.

(j)

Other Restrictive Covenants. Notwithstanding any other language in the Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Participant (any such covenant, an “Other Covenant”). Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement. No subsequent agreement entered into by the Participant may amend, supersede, or override the covenants contained herein unless such subsequent agreement specifically references Section 5 of this Agreement.

(k)

Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(l)

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(m)

Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT	DEFINITIVE HEALTHCARE CORP.

By:

Date:	Date:

[Signature Page – Restricted Stock Unit Award Agreement]

SCHEDULE I

Performance Targets